NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
February 6, 2007	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES OFFER TO PAY CASH FOR EARLY CONVERSION OF ITS 6.25% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2008

SEATTLE, WA, February 6, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today it has made an offer to all holders of its convertible debentures to make a cash payment to any holder who converts their debentures to common stock by March 8, 2007. The payment represents the amount of interest a holder would receive if the holder held the debentures to maturity, which is July 1, 2008.

The Company has $26,575,000 principal amount of debentures outstanding with a conversion price of $22 per share. If all debentures are converted in connection with the offer, the Company would pay cash of approximately $2.5 million, would issue 1,207,955 common shares, and would reduce its debt by $26,575,000, the principal amount of the debentures. Any debentures that are not converted will remain outstanding and will mature July 1, 2008, unless converted earlier. The amount of cash paid to holders will be expensed in the first quarter of 2007. This amount would otherwise be paid as interest in three equal installments on July 1 2007, January 1, 2008, and July 1, 2008.

Of the debentures, 78.2% are owned by affiliates. Entities controlled by Daniel R. Baty, our chief executive officer, hold $15.8 million principal amount of debentures, or approximately 59.4% of the outstanding debentures. Representatives of the Baty entities have informed the Company that they intend to convert all of their debentures in connection with the offer.

Ray Brandstrom C.F.O. stated, “The conversion of debentures to stock will result in an improved balance sheet position by reducing our 2008 debt maturities through increased equity investment.”

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates 203 communities representing capacity for approximately 20,000 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.